Exhibit 10.3

PAETEC HOLDING CORP.

2011 OMNIBUS INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

Background

PAETEC Holding Corp., a Delaware corporation (the “Company”), has granted you an option to purchase shares of the common stock, par value $.01 per share, of the Company (the “Stock”) pursuant to the PAETEC Holding Corp. 2011 Omnibus Incentive Plan (the “Plan”). The information concerning the number of options granted to you, the grant date, the option price and the vesting schedule are set forth in the document entitled “Notification of Grant Award” (the “Notification”) sent to you by the Company’s equity plan administrator, Merrill Lynch. The terms of the award as set forth in the Notification are governed by the Plan as well as the terms contained in this Non-Qualified Stock Option Agreement (the “Agreement”).

Carefully review all of the terms and conditions described in this Agreement and in the Plan. You are deemed to have accepted the award as described in the Notification and to agree to all of the terms and conditions described in the Agreement and in the Plan. Should you wish to reject the award and thereby forfeit any and all rights under the Plan you must email stockoptions@paetec.com within 90 days after the Grant Date.

Non-Qualified Stock Option	The option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, and will be interpreted accordingly.

Vesting

The option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise the option, in whole or in part, to purchase a whole number of vested shares that is not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase shares of Stock under the option will vest according to the vesting schedule set forth in the Notification beginning on the first year anniversary of the Grant Date, provided you then continue in Service. The resulting aggregate number of vested shares will be rounded to the nearest whole number (with 0.5 of a share rounded down), and you may not vest in more than the number of shares covered by the option. Please see Schedule 1 attached hereto for vesting schedule examples.

No additional shares of Stock will vest after your Service has terminated for any reason.

Term	The option will expire in any event at the close of business at Company headquarters on the day before the tenth (10th) anniversary of the Grant Date. The option will expire earlier if your Service terminates, as described below.

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Regular Termination	If your Service terminates for any reason, other than death, Disability or Cause, then the option will expire at the close of business at Company headquarters on the ninetieth (90th ) day after your termination date.

Termination for Cause	If your Service is terminated for Cause, then you will immediately forfeit all rights to the option and the option will immediately expire.

Termination for Death

If your Service terminates because of your death, then the option will expire at the close of business at Company headquarters on the date that is twelve (12) months after the date of death. During that twelve-month period, your estate or heirs may exercise all or any portion of the option that was vested as of the date of death.

In addition, if you die during the 90-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability or Cause), and a vested portion of the option has not yet been exercised, then the option will instead expire on the date that is twelve (12) months after your termination date. In such a case, during the period following your death up to the date that is twelve (12) months after your termination date, your estate or heirs may exercise all or any portion of the option that was vested as of the date of your termination of employment with the Company.

Termination for Disability	If your Service terminates because of your Disability, then the option will expire at the close of business at Company headquarters on the date that is twelve (12) months after your termination date. During that twelve-month period, you may exercise all or any portion of the option that was vested as of your termination date.

Leaves of Absence

For purposes of the option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating three (3) months after you go on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company will determine, in its sole discretion, which leaves count for this purpose, and when your Service terminates, for all purposes under the Plan.

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Notice of Exercise

When you wish to exercise the option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify the number of whole shares you wish to purchase (in a parcel of at least 100 shares, generally). Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with the right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise the option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•      Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•      By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes.

Withholding Taxes	You will not be allowed to exercise the option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under the option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company will have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate. Subject to the prior approval of the Company, which may be withheld by the Company, in its sole discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing the Company to withhold Stock otherwise issuable to you or by delivering to the Company Stock already owned by you. The Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Transfer of Option	During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. Unless otherwise approved in advance in writing by the Committee, you may not transfer or assign the option. For instance, you may not sell the option or use it as security for a loan. If you attempt to do any of these things, the option will immediately become invalid. You may, however, dispose of the option in your will or it may be transferred upon your death by the laws of descent and distribution.

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Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in the option in any other way.

Retention Rights	Neither the option nor this Agreement gives you the right to be retained by the Company (or any parent, Subsidiary or other Affiliate) in any capacity. The Company reserves (and any parent, Subsidiary or other Affiliate reserves) the right to terminate your Service at any time and for any reason.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until a certificate for the option’s shares has been issued (or an appropriate book entry or direct registration entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry or direct registration entry has been made), except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend, reverse stock split or a similar change in the Stock, the number of shares of Stock covered by the option and the option price per share will be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. The option will be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity, to the extent specified in the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Forum Selection	At all times each party hereto: (1) irrevocably submits to the exclusive jurisdiction of any New York court or Federal court sitting in New York; (2) agrees that any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be heard and determined in such New York or Federal court; (3) to the extent permitted by law, irrevocably waives (i) any objection such party may have to the laying of venue of any such action or proceeding in any of such courts, or (ii) any claim that such party may have that any such action or proceeding has been brought in an inconvenient forum; and (4) to the extent permitted by law, irrevocably agrees that a final nonappealable judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this section entitled “Forum Selection” will affect the right of any party hereto to serve legal process in any manner permitted by law.

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The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meanings set forth in the Plan.

This Agreement, the Notification and the Plan constitute the entire understanding between you and the Company regarding the option. Any prior agreements, commitments or negotiations concerning the option are superseded. In the event any provision of this Agreement or the Notification should appear to be inconsistent with the Plan, the Plan will control.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data include, but are not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By receiving the option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed (including, with respect to non-U.S. resident Grantees, to the United States) to transferees who will include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By receiving the option grant you agree that the Company may deliver the Plan prospectus, the Company’s annual proxy materials and its annual report to stockholders and other documents to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact Estacia Vosika, PAETEC Holding Corp., 704-319-1922, or stockoptions@paetec.com to request paper copies of these documents.

This is not a stock certificate or a negotiable instrument.

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